Exhibit 10.35

POWER OF ATTORNEY

I, Column A, a citizen of the People’s Republic of China (“China”) with Chinese Identification Card No. Column B declare as follows:

(1)	I am a holder of Column C of the equity interests of Shanghai Rampage Shopping Co., Ltd. (hereinafter the “Rampage Shopping Shares”), a limited liability company organized and existing under the laws of China (“Rampage Shopping”).

(2)	I hereby irrevocably grant to Rampage Trading (Shanghai) Co., Ltd. (“Rampage Trading”) or any such person or entity as may be designated by Rampage Trading from time to time (the “Designee”) the power of attorney to act on my behalf in all matters pertaining to Rampage Shopping and the Rampage Shopping Shares, and to exercise all of the rights that inure to me as a holder of the Rampage Shopping Shares. This power of attorney granted to Rampage Trading includes but is not limited to the following rights and authorizations:

(a)	Rampage Trading or the Designee may act as my exclusive agent and attorney concerning all matters pertaining to the Rampage Shopping Shares, including without limitation (i) attend all Rampage Shopping shareholders’ meetings; (ii) exercise all of the shareholder’s voting and other rights to which I am entitled under the laws of China and Rampage Shopping’s Articles of Association, including but not limited to the sale, transfer, pledge, or any other disposition of the Rampage Shopping Shares in part or in whole; and (iii) appoint on my behalf the legal representative, chairman, director, supervisor, chief executive officer, and any other senior Rampage Shopping management personnel.

(b)	Rampage Trading is also authorized to execute on my behalf any contract or document concerning the business operations of Rampage Shopping, including but not limited to any transfer contracts necessary to satisfy my obligations under the Exclusive Purchase Option Agreement and the Equity Pledge Agreement executed by me on May 18, 2010. This authorization also includes the right to execute any other document that is necessary to perfect Rampage Trading’s interests thereunder.

(c)	Rampage Trading is further entitled to authorize any third party to exercise each of the powers granted by this power of attorney and to assign its rights hereunder to any third party to exercise such rights at Rampage Trading’s sole discretion without notice to me or any further consent from me.

(3)	All the actions taken by Rampage Trading or the Designee pertaining to the Rampage Shopping Shares shall be deemed my own actions, and all the documents pertaining to the Rampage Shopping Shares executed by the Rampage Trading or the Designee shall be deemed executed by me. I hereby acknowledge, ratify and approve any such actions or execution of documents by Rampage Trading or the Designee.

(4)	I have agreed to transfer the Rampage Shopping Shares to Rampage Trading or any person or entity designated by Rampage Trading pursuant to the Exclusive Purchase Option Agreement between myself and Rampage Trading (the “Exclusive Purchase Option Agreement”). To ensure the performance of the Exclusive Option Agreement, I have undertaken the following:

(a)	I have executed an Equity Transfer Agreement (“Equity Transfer Agreement”) to transfer the Rampage Shopping Shares to Rampage Trading or the Designee at any time immediately upon the request of Rampage Trading, and a Shareholders Resolution (“Shareholders Resolution”) to approve such transfer. The date and the name of the transferee in the Equity Transfer Agreement and the Shareholders Resolution are left blank;

(b)	I hereby irrevocably grant to Rampage Trading the power to fill out the name(s) of the transferee(s) and the execution dates in the Equity Transfer Agreement and the Shareholders Resolution at its sole discretion, and hereby agree that such Equity Transfer Agreement and Shareholders Resolution shall be kept at Rampage Trading’s custody;

(c)	I hereby irrevocably grant to Rampage Trading the power to execute for and on my behalf any and all other documents as required by law or government authorities to effectuate the transfer of Rampage Shopping Shares to Rampage Trading or the Designee; and

(d)	I hereby confirm that I am, and will continue to be bound by my obligations under the Exclusive Purchase Option Agreement and the Equity Transfer Agreement, and undertake to promptly perform all such obligations upon Equity Transfer Agreement’s written request.

(5)	All the actions taken by Rampage Trading or the Designee pursuant to this power of attorney shall be deemed my own actions, and all the documents pertaining to the Rampage Shopping Shares executed by the Rampage Trading or the Designee shall be deemed executed by me. I hereby acknowledge, ratify and approve any such actions or execution of documents by Rampage Trading or the Designee.

(6)	I hereby waive all rights that inure to me as a holder of the Rampage Shopping Shares, which I irrevocably confer upon Rampage Trading through this power of attorney, and I shall not exercise or attempt to exercise any such rights.

(7)	This power of attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of its execution, so long as I am a shareholder of Rampage Shopping.

This power of attorney is in Chinese and English, and the two versions shall be equally enforceable. In case of any discrepancies between the two languages, the English version shall prevail.

Name of Shareholder: Column A

/s/ Column A
(Signature)

Dated: Column D

	Column A	Column B	Column C	Column D
1	Xu Yi	320504197508022518	25%	May 18, 2010
2	Zhang Bang	320502196804142031	50%	May 18, 2010
3	Liu Guisheng	330328197802163479	25%	Sep 17, 2010